Exhibit 10.57

EXECUTION COPY

SUPPLEMENT NO. 2 TO MASTER INDENTURE

This SUPPLEMENT NO. 2 TO MASTER INDENTURE, dated as of March 21, 2014 (this “Supplement”), is entered into between: (i) GE SALES FINANCE MASTER TRUST, a Delaware statutory trust (the “Issuer”); and (ii) DEUTSCHE BANK TRUST COMPANY AMERICAS, as indenture trustee under the Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

1. The Issuer and the Indenture Trustee are parties to the Master Indenture, dated as of February 29, 2012, as amended by Supplement No. 1 to Master Indenture, dated as of September 19, 2012, each between the Issuer and the Indenture Trustee (as amended, the “Indenture”);

2. The Indenture Trustee and the Issuer intend to amend the Indenture as set forth herein; and

3. This Supplement is being entered into pursuant to Section 9.1(b) of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AMENDMENTS

The parties hereto agree as follows:

SECTION 1. DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Indenture as amended hereby.

SECTION 2. AMENDMENTS TO INDENTURE.

(a) Section 1.1 of the Indenture is amended by adding the following definitions in appropriate alphabetical order:

““Aggregate Required Deposit Amount” means, for any Monthly Period, the sum for all Series, of the Required Deposit Amounts (as defined for each Series in the related Indenture Supplement) for such Monthly Period.”

(b) Section 1.1 of the Indenture is amended by deleting the definition of “Permitted Investments” in its entirety and replacing it with the following:

““Permitted Investments” means any one or more of the following types of investments:

(a) direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of any depository institution (including any Affiliate of the Indenture Trustee) or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligation referred to in clause (a) above or a portion of such obligation for the benefit of the holders of such depository receipts); provided, that at the time of the Issuer’s investment or contractual commitment to invest therein (which shall be deemed to be made again each time funds are reinvested following each Payment Date), the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) of such depository institution or trust company shall have a credit rating from Moody’s of at least “Prime-1”, from S&P of at least “A-1” and from Fitch of at least “F1”, if rated by Fitch;

(c) commercial paper (including commercial paper of any Affiliate of the Indenture Trustee) having, at the time of the investment or contractual commitment to invest therein, a rating from Moody’s of at least “Prime-1”, from S&P of at least “A-1” and from Fitch of at least “F1”, if rated by Fitch; and

(d) only to the extent permitted by Rule 3a-7 under the Investment Company Act, investments in money market funds (including funds for which the Servicer, the Indenture Trustee or any of their Affiliates is investment manager or advisor) having a rating from Moody’s of “Aaa-mf, from S&P of “AAAm” or “AAAmG” and from Fitch of “AAAmmf”, if rated by Fitch.”

(c) Section 8.4(a) of the Indenture is amended and restated as follows:

“(a) Issuer shall apply all funds on deposit in the Collection Account as described in this Article VIII, in Schedule II hereof and in each Indenture Supplement. Except as otherwise provided in Schedule II hereof and in each Indenture Supplement, Issuer shall deposit Collections into the Collection Account no later than the second Business Day following the Date of Processing of such Collections. Collections for any Monthly Period in excess of the Aggregate Required Deposit Amount for such Monthly Period shall not be required to be deposited into the Collection Account and shall be paid to the Holder on each Date of Processing; provided that, notwithstanding the foregoing provision of this sentence, for any Series in an Early Amortization Period (as defined in the Related Indenture Supplement), all Finance Charge Collections allocated to such Series on any Date of Processing during the Early Amortization Period shall be deposited into the Collection Account no later than the second Business Day following the Date of Processing of such Collections; and provided further, that if the Free Equity Amount is less than the Minimum Free Equity Amount on any Date of Processing, any Principal

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Collections or Finance Charge Collections payable to the Holder shall be deposited into the Excess Funding Account no later than the second Business Day following the Date of Processing to the extent necessary so that the Free Equity Amount would equal the Minimum Free Equity Amount (in each case as determined on the related Date of Processing for such collections). If on any Business Day the Issuer determines that the Aggregate Required Deposit Amount for any Monthly Period is less than the Aggregate Required Deposit Amount as previously calculated by the Issuer, then the Issuer shall within two Business Days thereafter pay to the Holder any funds on deposit in the Collection Account in excess of the Aggregate Required Deposit Amount.

Subject to the express terms of any Indenture Supplement and Schedule II hereof, but notwithstanding anything else in this Indenture to the contrary, unless a Daily Deposit Event has occurred, Issuer need not make deposits of Collections into the Collection Account or the Excess Funding Account within two Business Days of the related Date of Processing as provided in the preceding paragraph, but may make a single deposit in the Collection Account or Excess Funding Account, as applicable, in immediately available funds not later than 12:00 noon, New York City time, on the related Payment Date. The Issuer shall promptly notify the Indenture Trustee in writing if the conditions under this paragraph are not met and the Issuer is required to make daily deposits of Collections into the Collection Account.

In the event that any provision of this Section 8.4(a) or any Indenture Supplement shall conflict with Schedule II, hereof, Schedule II hereof shall govern.”

SECTION 3. EFFECTIVENESS. This Supplement shall become effective as of the date set forth above when (i) each of the Indenture Trustee and the Issuer shall have executed a counterpart of this Supplement, (ii) the Issuer shall have delivered to the Indenture Trustee an Officer’s Certificate pursuant to Sections 9.1(b) and 10.1 of the Master Indenture to the effect that all requirements for such Supplement contained in the Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect, (iii) an Issuer Order shall have been received by the Indenture Trustee, (iv) a Tax Opinion shall have been received by the Indenture Trustee and (v) an Opinion of Counsel stating that the execution of this Supplement is permitted by the Master Indenture and all conditions precedent provided for in the Master Indenture to the execution of this Supplement have been complied with shall have been received by the Indenture Trustee.

SECTION 4. BINDING EFFECT; RATIFICATION. (a) On and after the execution, delivery and effectiveness hereof, (i) this Supplement shall be a part of the Indenture and (ii) each reference in the Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Indenture, shall mean and be a reference to such Indenture as amended hereby.

(b) Except as expressly amended hereby, the Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto. The rights, protections, privileges, indemnities and benefits granted or afforded to the Indenture Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Indenture Trustee under this Supplement.

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SECTION 5. NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Supplement is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Supplement or any other related documents.

SECTION 6. NO PETITION. Pursuant to Section 5.3 of the Indenture, the Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law unless Noteholders of not less than 66 2⁄3% of the Outstanding Principal Amount of each Class of each Series has approved such filing and it will not directly or indirectly institute or cause to be instituted against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

SECTION 7. MISCELLANEOUS. (a) THIS SUPPLEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) Headings used herein are for convenience of reference only and shall not affect the meaning of this Supplement.

(c) This Supplement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

(d) The recitals contained herein are made by the Issuer, and not by the Indenture Trustee, and the Indenture Trustee assumes no responsibility for the correctness thereof. The Indenture Trustee makes no representation as to the validity or sufficiency of this Supplement.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the date first above written.

GE SALES FINANCE MASTER TRUST, as Issuer

By:	BNY MELLON TRUST OF DELAWARE,
not in its individual capacity, but solely as Trustee on behalf of the Issuer

By:	/s/ Kristine Gullo
Name:	Kristine K. Gullo
Title:	Vice President

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DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as the Indenture Trustee

By:	/s/ Louis Bodi
Name:	Louis Bodi
Title:	Vice President

By:	/s/ Mark Esposito
Name:	Mark Esposito
Title:	Assistant Vice President

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